Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Leap Therapeutics, Inc. on Form S-4 (No. 333-213794) to be filed on or about November 22, 2016 of our report dated June 22, 2016, except for Note 15, as to which the date is September 23, 2016, on our audits of the consolidated financial statements as of December 31, 2014 and 2015 and for each of the years then ended.  Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.  We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ Eisner Amper LLP

Philadelphia, Pennsylvania

November 22, 2016